UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 31, 2019

CONATUS PHARMACEUTICALS INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36003	20-3183915
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16745 West Bernardo Drive, Suite 200 San Diego, California	92127
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 376-2600

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading symbol:	Name of each exchange on which registered:
Common Stock, par value $0.0001 per share	CNAT	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Stock Option Exchange

On August 1, 2019, Conatus Pharmaceuticals Inc. (“Conatus”) agreed to allow seven of its current employees, including Steven J. Mento, Ph.D., Keith W. Marshall, Ph.D., Alfred P. Spada, Ph.D. and Michelle Vandertie, to exchange all or a portion of their existing options to purchase shares of Conatus common stock granted under the Conatus Pharmaceuticals Inc. 2013 Incentive Award Plan (the “Equity Plan”) or granted as an employment inducement award pursuant to NASDAQ Listing Rule 5635(c)(4) for a lesser number of new restricted stock units, as described below, provided that options were not eligible for exchange if the grant of the new restricted stock units would have resulted in a violation of the annual award limits under the Equity Plan. All of the existing stock options that were surrendered by the employees had exercise prices significantly above the recent trading prices of Conatus’ common stock.

Employees received one new restricted stock unit for every two eligible options surrendered. This “exchange ratio” (1-for-2) was applied on a grant-by-grant basis. As a result, 3,200,375 stock options were exchanged for 1,600,186 replacement restricted stock units.

Each new restricted stock unit issued to the employees has a grant date of August 1, 2019. The restricted stock units will vest on the first anniversary of the grant date. In addition, the restricted stock units will vest upon a Change of Control, as defined in the Equity Plan, or an employee’s termination without Cause, as defined in the Equity Plan, or resignation for Good Reason, as defined in the Equity Plan. Upon any other termination of service of the employee, unvested restricted stock units will be forfeited.

The other terms and conditions of the new options will be governed by the terms and conditions of the Equity Plan and the restricted stock unit agreements to be entered into thereunder. The Equity Plan has been previously filed by Conatus with the Securities and Exchange Commission and the form of restricted stock unit agreement, which is filed as Exhibit 10.1 hereto and which is incorporated herein by reference.

Amendment to Employment Agreement with Steven J. Mento, Ph.D.

On July 31, 2019, Conatus entered into an amendment to the employment agreement with Steven J. Mento, Ph.D., its President and Chief Executive Officer (the “Amendment to Employment Agreement”). The Amendment to Employment Agreement increases the severance benefits upon a termination without cause or resignation for good reason (i) from 12 months’ salary to 18 months’ salary and (ii) from 12 months to 18 months for the period for which Conatus shall pay for and provide healthcare benefits. In addition, pursuant to the Amendment to Employment Agreement, Conatus and Dr. Mento agree that a geographic relocation of his primary place of work by more than 25 miles will be a material relocation for purposes of determining whether Dr. Mento has “Good Reason” under the agreement. All other material terms and conditions of Dr. Mento’s existing employment agreement will continue in full force and effect.

The foregoing description of the amendment to Dr. Mento’s employment agreement is qualified in its entirety by the Amendment to Employment Agreement, by and between Conatus and Dr. Mento, dated July 31, 2019, which is filed as Exhibit 10.2 and which is incorporated herein by reference.

Also on July 31, 2019, Conatus entered into an amendment to the employment agreement with each of Keith W. Marshall, Ph.D., Alfred P. Spada, Ph.D. and Michelle Vandertie to agree that a geographic relocation of his or her primary place of work by more than 25 miles will be a material relocation for purposes of determining whether he or she has “Good Reason” under the agreement. All other material terms and conditions of their existing employment agreements will continue in full force and effect.

The foregoing description of the amendment to the employment agreements with Dr. Marshall, Dr. Spada and Ms. Vandertie is qualified in its entirety by the amendments to the employment agreements with such individuals which will be filed by Conatus with the Securities and Exchange Commission with its Quarterly Report on Form 10-Q for the quarter ending September 30, 2019.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Form of Restricted Stock Unit Grant Notice and Restricted Stock Unit Agreement under the Conatus Pharmaceuticals Inc. 2013 Incentive Award Plan.

10.2	Amendment to Employment Agreement, dated July 31, 2019, by and between Steven J. Mento, Ph.D. and Conatus Pharmaceuticals Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONATUS PHARMACEUTICALS INC.

Date: August 1, 2019	By:	/s/ Keith W. Marshall, Ph.D.
	Name:	Keith W. Marshall, Ph.D.
	Title:	Executive Vice President, Chief Operating Officer and Chief Financial Officer